Exhibit (i)(6)	Stradley Ronon Stevens & Young, LLP 100 Park Avenue Suite 2000 New York, NY 10017 www.stradley.com

September 8, 2026

Board of Trustees

Northern Institutional Funds

50 South LaSalle Street

Chicago, Illinois 60603

Re:	Post-Effective Amendment No. 117 to the Registration
Statement of Northern Institutional Funds

Ladies and Gentlemen:

We have acted as counsel to Northern Institutional Funds, a statutory trust organized under Delaware law (the “Trust”), in connection with the issuance and sale by the Trust of its shares of beneficial interest, no par value, designated the Shares and Premier Shares (together, the “Shares”), of the Stablecoin Cash Reserves Portfolio (the “Portfolio”), a series of the Trust.

This opinion is furnished in accordance with the requirements of Item 28(i) of Form N-1A under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and the Securities Act of 1933, as amended (the “Securities Act”).

We have examined the Certificate of Trust of the Trust, the Agreement and Declaration of Trust of the Trust, as amended to date (the “Declaration of Trust”), the Amended and Restated By-Laws of the Trust, as amended to date (the “By-Laws”), certain resolutions adopted by the Board of Trustees of the Trust relating to the creation, authorization, issuance and sale of the Shares, and a Certificate of Good Standing dated September 8, 2026 from the State of Delaware.

We have also examined the Registration Statement on Form N-1A filed by the Trust, on behalf of the Portfolio (the “Registration Statement”) under the Investment Company Act and the Securities Act, as amended to date, as well as other items we deem material to this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act governing the issuance of the Shares of the Portfolio and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

Board of Trustees

Northern Institutional Funds

September 8, 2026

1. The Shares will be issued in accordance with the Declaration of Trust and By-Laws, each as amended to date, and resolutions of the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Shares.

2. The Shares will be issued against payment therefor as described in the Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement becomes effective under the Investment Company Act and Securities Act, the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust and we further consent to reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP